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EXHIBIT 23.2

Consent of Deloitte & Touche GmbH Wirtschaftsprüfungsgesellschaft

We hereby consent to the inclusion in Landwirtschaftliche Rentenbank’s Annual Report on Form 18-K for the fiscal year ended December 31, 2006, as amended, filed with the Securities and Exchange Commission of the United States of America, of the translation of our original German auditor’s report dated March 8, 2007 in the form issued for the original German financial statements of Landwirtschaftliche Rentenbank for the year ended December 31, 2006 and to the incorporation by reference of such information in the Prospectus constituting a part of this Registration Statement under Schedule B. We note that our original German auditor’s report was given only with respect to the original and complete German financial statements and not to the English translation of the financial statements.

We also consent in this regard to the reference to Deloitte & Touche GmbH Wirtschaftsprüfungsgesellschaft under the heading “Financial Statements” in Landwirtschaftliche Rentenbank’s Annual Report on Form 18-K for the fiscal year ended December 31, 2006, as amended, filed with the Securities and Exchange Commission of the United States of America, and in the Prospectus constituting a part of this Registration Statement under Schedule B, into which such Annual Report is incorporated by reference.

Frankfurt am Main, October 24, 2007

Deloitte & Touche GmbH

Wirtschaftsprüfungsgesellschaft

By: /s/ Friedhelm Kläs

     Prof. Dr. Friedhelm Kläs

By: /s/ Ulrich Theileis

     Ulrich Theileis